Exhibit 10.44

STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE:

The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2000, as amended (the “2000 Plan”).

As sole consideration for the stock option(s) granted to me on the date shown above under the terms of the 2000 Plan, the Amended and Restated Motorola Incentive Plan of 1998 (the “1998 Plan”), the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), the Motorola Omnibus Incentive Plan of 2002 (the “2002 Plan”) or the Motorola Omnibus Incentive Plan of 2003 (the “2003 Plan”), as the case may be (‘the Covered Options”), and as the Chairman and Chief Executive Officer of the Company, I agree to the following:

(1) I agree that if I violate Section 7 of my Employment Agreement, dated December 15, 2003 (“Employment Agreement”), in addition to all of the remedies provided therein, then:

(a)	all of my vested and unvested Covered Options will terminate and no longer be exercisable; and

(b)	for all Covered Options exercised within two years prior to the termination of my employment or anytime after termination of my employment, I will immediately pay to the Company the difference between the option price and the market price of the Company’s common stock on the date of exercise (the “spread”).

Section 7 of my Employment Agreement applies in the countries in or for which I have performed work at any time during the two years preceding termination of my employment.

(2) The requirements of this agreement can be waived or modified only upon the prior written consent of Motorola, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options.

(3) I agree that upon termination of employment with the Company, during the Restricted Period, as defined in my Employment Agreement, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.

(4) If any provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, I consent to any request by the Company to such court to interpret such provision by limiting or reducing it to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement are determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. However, and without regard to the foregoing, if paragraph 1 herein is not enforceable or otherwise invalid, the consideration I am providing Motorola for the Covered Options would fail. I agree that all of my Covered Options will terminate and that, I will pay Motorola the spread on any Covered Options exercised within two years prior to the termination of my employment or anytime after termination of my employment.

(5) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and/or the 2003 Plan, as the case may be, and any Award Document issued pursuant to one of those Plans. I am familiar with the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and the 2003 Plan and agree to be bound by each to the extent applicable, the actions of the Compensation and Leadership Committee and the actions of the Company’s Board of Directors.

(6) I agree that this Agreement and the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and/or the 2003 Plan, as the case may be, and any Award Document issued pursuant to one of those Plans, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought in any federal or state court located in Illinois, USA.

I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and stock option(s) offer.

Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO THE COMPENSATION AND LEADERSHIP COMMITTEE OR ITS DELEGATE NO LATER THAN _______________.